Exhibit 99.1

PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

Premier Community Bankshares, Inc.

Announces 22% Earnings Increase for the First Six Months

Winchester, Virginia July 12, 2005

(Nasdaq: PREM) Premier Community Bankshares, Inc. reported net income of $3.4 million for the first six months of 2005, an increase of 22% or $610 thousand over the net income for the corresponding period of 2004. Diluted earnings per share were $0.68, an increase of 21% from the $0.56 per share for the first half of 2004. The return on equity was 15.06% and the return on assets was 1.15%.  In comparison, the first half of 2004 generated a return on equity and assets of 14.09% and 1.15%, respectively.

For the second quarter of 2005, the return on equity was 15.18% and the return on assets was 1.15% as compared to a return on equity of 14.81% and a return on assets of 1.17% for the second quarter of 2004.  Net income for the second quarter of 2005 was $1.8 million, an increase of 18% or $270 thousand over the net income for the corresponding period of 2004.

Total assets for the company as of June 30, 2005 were $624.5 million, a gain of $81.3 million or 15.0% over the first six months of 2004.  Net loans outstanding grew by $84.8 million or 19.0% and accounted for the majority of the asset growth.  The increase in net income is attributable in large part to the interest income and corresponding fees derived from the growth in loans.  The increase in loans was funded by a $75.7 million increase in deposits and a $6.5 million decrease in federal funds sold. Total deposits equaled $530.7 million, an increase of $75.7 million or 16.6% over the first half of 2004. Other income of $2.2 million was as a result of fees on a growing asset and deposit base while other expenses increased due to personnel expenses and equipment needed to service an expanding customer base and the anticipated opening of Premier Bank of West Virginia.  Premier Bank of West Virginia will be the third bank in the holding company, and is expected to open on July 18, 2005.

Premier Community Bankshares is a growing multi-bank holding company that operates 16 offices in the Shenandoah Valley region located in the northwestern part of Virginia.  The Corporation’s two subsidiary banks of Rockingham Heritage Bank and The Marathon Bank serve an increasingly diversified market with a growing population.  The Corporation also operates a loan production office in the eastern panhandle of West Virginia, which will become Premier Bank of West Virginia.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

THE MARATHON BANK 4095 Valley Pike, Winchester, Virginia 22602 ROCKINGHAM HERITAGE BANK 110 University Boulevard, Harrisonburg, Virginia 22801

PREMIER COMMUNITY BANKSHARES (Unaudited)
($ In Thousands)

Balance Sheet	June 30th,
Assets:	2005	2004	% Change
Cash & Due From Banks	$20,255	$25,622	-20.9%

Interest Bearing Due From Banks	186	164	13.4%

Fed Funds Sold	19,861	26,387	-24.7%

Securities-HTM	7,408	8,203	-9.7%

Securities-AFS	20,053	17,509	14.5%

Loans	535,101	449,859	18.9%

Allowance for Loan Losses	(5,256)	(4,786)	9.8%

Bank Premises & Equip.	14,313	11,723	22.1%

Other Assets	12,581	8,542	47.3%

Total Assets	$624,502	$543,223	15.0%

Liabilities:
Noninterest Bearing Deposits	$90,351	$73,270	23.3%

Interest Bearing Deposits	440,348	381,695	15.4%

Total Deposits	$530,699	$454,965	16.6%

Other Borrowed Money	21,672	30,716	-29.4%

Other Liabilities	2,736	2,673	2.4%

Trust Preferred Capital Notes	21,651	13,403	61.5%

Total Liabilities	$576,758	$501,757	14.9%

Shareholders’ Equity
Common Stock	$4,938	$4,890	1.0%

Capital Surplus	19,608	19,338	1.4%

Retained Earnings	23,144	17,224	34.4%
Accumulated Other Comp Income(loss)	54	14	285.7%

Total Shareholders’ Equity	$47,744	$41,466	15.1%

Total Liabilities and Shareholders’ Equity	$624,502	$543,223	15.0%

PREMIER COMMUNITY BANKSHARES (Unaudited)
($ In Thousands)

	Six Months Ending
	June 30th,
	2005	2004	% Change

Income Statement

Interest Income	$18,645	$14,644	27.3%

Interest Expense	5,859	4,147	41.3%

Net Interest Income	12,786	10,497	21.8%

Provision for Loan Losses	327	745	-56.1%

Net Interest Income After Provision for Loans Losses	12,459	9,752	27.8%

Other Income	2,187	2,207	-0.9%

Other Expenses	9,523	7,828	21.7%

Income Before Taxes	5,123	4,131	24.0%

Income Taxes	1,689	1,307	29.2%

Net Income	$3,434	$2,824	21.6%

Results of Operation

Book Value Per Share	$9.67	$8.48	14.0%

Earnings Per Share-Basic	$0.70	$0.58	20.7%

Earnings Per Share-Assuming Dilution	$0.68	$0.56	21.4%

Return on Average Assets	1.15%	1.15%	0.0%

Return on Average Equity	15.06%	14.09%	6.9%

Allowance for Loan Losses to Loans	0.98%	1.06%	-7.5%

Common Shares Outstanding, (Thousands)	4,938	4,890	1.0%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ending
	June 30th,
	2005	2004	% Change

Income Statement

Interest Income	$9,714	$7,494	29.6%

Interest Expense	3,176	2,111	50.5%

Net Interest Income	6,538	5,383	21.5%

Provision for Loan Losses	100	316	-68.4%

Net Interest Income After Provision for Loans Losses	6,438	5,067	27.1%

Other Income	1,135	1,172	-3.2%

Other Expenses	4,929	4,047	21.8%

Income Before Taxes	2,644	2,192	20.6%

Income Taxes	871	689	26.4%

Net Income	$1,773	$1,503	18.0%

Results of Operation

Earnings Per Share-Basic	$0.36	$0.31	16.1%

Earnings Per Share-Diluted	$0.35	$0.30	16.7%

Return on Average Assets	1.15%	1.17%	-1.7%

Return on Average Equity	15.18%	14.81%	2.5%